Exhibit 1



[EMBRAER logo]

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Financial Support For Sales
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     As stated in the Company's Third Quarter 2002 U.S. GAAP Earnings Release,
     Embraer has created the following structure in order to offer financial support for sales:



                         ------------------------------
                                  EMBRAER S.A.
                                    (Brazil)
                                  Manufacturer
                         ------------------------------

                         ------------------------------
                          Embraer Spain Holding Co. SL
                                    (Spain)
                                    Holding
                         ------------------------------


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        ECC Leasing Co. Ltd.                   ECC Investment Switzerland, AG
             (Ireland)                                 (Switzerland)
              Leasing                                     Holding
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                                             ECC Insurance & Financial Co. Ltd.
                                                     (Cayman Islands)
                                                     Captive Insurance
                                             ----------------------------------


Embraer`s wholly-owned subsidiary ECC Leasing Co. Ltd was created with the mission of managing and remarketing a portfolio of aircraft that Embraer may acquire through trade-ins and repurchase obligations and provide remarketing services for third parties in connection with its sales campaign. ECC Leasing Co. Ltd. does not intend to lease new aircraft. For such transactions, it will be necessary to obtain specific Board approval.

ECC Insurance & Financial Co. Ltd, regulated by the Cayman Islands Monetary Authority, was established to provide a vehicle for Embraer to self-insure against contingent losses that Embraer may face related to Embraer's financial guarantees.

Embraer has received IRB (Instituto de Resseguros do Brasil - Brazilian Reinsurance Institute) transaction approval for US$252.5 million in premium payments (self-insurance funding) over the next five years covering 100% of the exposure related to financial guarantees associated with deliveries within such period. The initial capital invested in ECC Insurance is US$2.6 million. The insurance policy issued associated with aircraft deliveries up to September 30, 2002 is expected to be funded with US$185.6 million in premium payments over the next five years. The IBNR (Incurred But Not Recorded) provision recorded was US$3.4 million during the third quarter of 2002. New declarations and endorsements (new premiums) are expected to occur on a quarterly basis, as new aircraft are delivered.

Embraer expects the following transactions to occur involving these subsidiaries: (i) the transfer of the existing aircraft portfolio held by EFL to ECC Leasing Co. with a book value of US$43 million; and (ii) the repurchase in 2003 of approximately US$50 million in aircraft - 10% of total previously disclosed exposure. Based on the Company's current estimates, no relevant losses or gains are expected to occur with transactions


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[EMBRAER logo]


involving these aircraft. The Company believes that future sales may be increasingly subject to trade-in options.

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Hedging Strategy
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Considering that: (i) Embraer has a firm backlog of US$9.6 billion; (ii) 97% of its revenues are in US$; (iii) 75% of the R&D expenses are in R$; and (iv) 32% of its total cash disbursements are in R$, the main objective of the Company's hedging strategy is to optimize the natural hedge of its cash flow.


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This document includes forward-looking statements or statements about events or circumstances which have not occurred. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business and our future financial performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: general economic, political and business conditions, both in Brazil and in our market; expectations of trends in the industry; our investment plans; our capacity to develop and deliver products on the previously agreed dates; and existing and future government regulations.

The words "believes," "may," "will," "estimates," "continues," "anticipates," "intends," "expects" and similar words are intended to identify forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. Our actual results could differ substantially from those anticipated in our forward-looking statements.


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